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                                                                    EXHIBIT 5.01


                                  June 27, 1996

Information Storage Devices, Inc.
2045 Hamilton Avenue
San Jose, CA  95125

Gentlemen/Ladies:

         At your request, we have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by you with the Securities and Exchange Commission on or about June 20, 1996 in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,000,000 shares of your Common Stock (the "Common Stock") to be sold by you pursuant to the stock options and/or awards granted or to be granted by you under your 1994 Equity Incentive Plan, as amended (the "1994 Plan").

         As your counsel, we have examined the proceedings taken by you in connection with the amendment of the 1994 Plan and the granting of options and/or awards thereunder.

         It is our opinion that the 1,000,000 shares of Common Stock that may be issued and sold by you pursuant to the stock options and/or awards granted or to be granted under the 1994 Plan, when issued and sold in the manner referred to in the relevant Prospectus associated with the Registration Statement, the 1994 Plan and accompanying stock options and/or awards, will be legally issued, fully paid and non-assessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement and any amendments thereto which have been approved by us.

                                          Very truly yours,




                                          /s/ Fenwick & West